LETTERHEAD OF GREENTREE

GREENTREE FINANCIAL GROUP, INC.

“Catch the Vision……..”
©

December 1, 2007

PERSONAL AND CONFIDENTIAL

MURALS BY MAURICE, INC.
295 N.W. 89th Avenue
Coral Springs, FL 33071
Attn: Maurice Katz, President

Dear Mr. Katz:

This letter agreement ("Agreement") confirms the terms and conditions of the engagement of Greentree Financial Group, Inc. ("Greentree") by Murals By Maurice, Inc. (the "Company") to render certain professional services to the Company in connection with the Company's proposed registration statements.

1.           Services.  Greentree agrees to perform the following services:

(a)	Assist with the preparation of Form S-1, including answering comments from the Securities and Exchange Commission, if any;

(b)	Assist with EDGARizing the aforementioned document as required by the Securities and Exchange Commission, including any applicable amendments;

(c)	Advise and assist the Company as to the capital structure of a publicly traded company;

(d)	Assist with the preparation of Form 15c-211, which will be filed by sponsoring market maker, and answer FINRA comments;

(e)	Perform such other services as the Company and Greentree shall mutually agree to in writing.

      2.      Fees.  The Company agrees to pay Greentree for its services a professional service fee of $50,000 in cash, plus 500,000 shares of the Company, which will be registered in the aforementioned Form S-1, ("Service Fee") during the Term, payable as follows. (Note: Auditing and quarterly auditor review fees are not included in this agreement and should be paid directly by the Company to their independent auditors.)

The Company agrees to pay the Greentree Service Fee as per the following payment terms.  Such terms relate only to the timing of payment, and not to the existence of the Company’s obligation to pay, which is set forth above:

                  (1) A non-refundable payment of $10,000 shall be made upon signing thisAgreement;
(2)	A non-refundable payment of $40,000 shall be made on or before September 30, 2008;
(3)	The 500,000 shares of the Company, shall be issued to Greentree Financial Group, Inc. before initially filing Form S-1 with Securities and Exchange Commission.

In addition to any fees that may be payable to Greentree under this letter, the Company agrees to reimburse Greentree, upon request made from time to time, for its reasonable out-of-pocket expenses incurred in connection with Greentree’s activities under this letter, including the reasonable fees and disbursements of its legal counsel.

3.           Term.  The term of this Agreement shall commence on May 5, 2008, and end on the effective date of Form S-1 (the "Term").  This Agreement may be renewed upon mutual written agreement of the parties hereto.  This agreement may be terminated by the Company prior to its expiration or services being rendered with 45 days prior written notice to Greentree. Any obligation pursuant to this Paragraph 3, and pursuant to Paragraphs 2 (fees), 4 (indemnification), 5 (matters relating to engagement), 6 (governing law) and 9 (miscellaneous) hereof, shall survive the termination or expiration of this Agreement.

4.           Indemnification.  In addition to the payment of fees and reimbursement of fees and expenses provided for above, the Company agrees to indemnify Greentree and its affiliates with regard to the matters contemplated herein, as set forth in Exhibit A, attached hereto, which is incorporated by reference as if fully set forth herein.

5.           Matters Relating to Engagement.   The Company acknowledges that Greentree has been retained solely to provide the services set forth in this Agreement.  In rendering such services, Greentree shall act as an independent contractor, and any duties of Greentree arising out of its engagement hereunder shall be owed solely to the Company. The Company further acknowledges that Greentree may perform certain of the services described herein through one or more of its affiliates.

The Company acknowledges that Greentree is a consulting firm that is engaged in providing consulting services. The Company acknowledges and agrees that in connection with the performance of Greentree's services hereunder (or any other services) that neither Greentree nor any of its employees will be providing the Company with legal, tax or accounting advice or guidance (and no advice or guidance provided by Greentree or its employees to the Company should be construed as such) and that neither Greentree nor its employees hold itself or themselves out to be advisors as to legal, tax, accounting or regulatory matters in any jurisdiction. Greentree may retain attorneys and accountants that are for Greentree’s benefit, and Greentree may recommend a particular law firm or accounting firm to be engaged by the Company and may pay the legal expenses or non-audit accounting expenses associated with that referral on behalf of the Company, after full disclosure to the Company and the Company’s consent that Greentree make such payment on its behalf. However, Greentree makes no recommendation as to the outcome of such referrals. The Company shall consult with its own legal, tax, accounting and other advisors concerning all matters and advice rendered by Greentree to the Company, and the Company shall be responsible for making its own independent investigation and appraisal of the risks, benefits and suitability of the advice and guidance given by Greentree to the Company.  Neither Greentree nor its employees shall have any responsibility or liability whatsoever to the Company or its affiliates with respect thereto.

The Company recognizes and confirms that in performing its duties pursuant to this Agreement, Greentree will be using and relying on data, material, and other information furnished by the Company, a third party provider, or their respective employees and representatives (“the Information”).  The Company will cooperate with Greentree and will furnish Greentree with all Information concerning the Company and any financial information or organizational or transactional information which Greentree deems appropriate, and Company will provide Greentree with access to the Company's officers, directors, employees, independent accountants and legal counsel for the purpose of performing Greentree's obligations pursuant to this Agreement.   The Company hereby agrees and represents that all Information furnished to Greentree pursuant to this Agreement shall be accurate and complete in all material respects at the time provided, and that, if the Information becomes materially inaccurate, incomplete or misleading during the term of Greentree's engagement hereunder, the Company shall promptly advise Greentree in writing.  Accordingly, Greentree assumes no responsibility for the accuracy and completeness of the Information. In rendering its services, Greentree will be using and relying upon the Information without independent verification or evaluation thereof.

6.           Governing Law and Consent to Jurisdiction.  This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without regard to conflict of laws provisions. All disputes arising out of or in connection with this agreement, or in respect of any legal relationship associated with or derived from this agreement, shall only be heard in any competent court residing in Broward County Florida.  Company agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any manner provided by law. The Company further waives any objection to venue in any such action or proceeding on the basis of inconvenient forum. The Company agrees that any action on or proceeding brought against the Greentree shall only be brought in such courts.

7.           No Brokers.  The Company represents and warrants to Greentree that there are no brokers, representatives or other persons which have an interest in compensation due to Greentree from any services contemplated herein.

8.           Authorization.  The Company and Greentree represent and warrant that each has all requisite power and authority, and all necessary authorizations, to enter into and carry out the terms and provisions of this Agreement and the execution, delivery and performance of this Agreement does not breach or conflict with any agreement, document or instrument (including contracts, wills, agreements, records and wire receipts, etc.) to which it is a party or bound.

9.           Miscellaneous.  This Agreement constitutes the entire understanding and agreement between the Company and Greentree with respect to the subject matter hereof and supersedes all prior understandings or agreements between the parties with respect thereto, whether oral or written, express or implied.  Any amendments or modifications must be executed in writing by both parties.  This Agreement and all rights, liabilities and obligations hereunder shall be binding upon and inure to the benefit of each party’s successors but may not be assigned without the prior written approval of the other party.  If any provision of this Agreement shall be held or made invalid by a statute, rule, regulation, decision of a tribunal or otherwise, the remainder of this Agreement shall not be affected thereby and, to this extent, the provisions of this Agreement shall be deemed to be severable.  This Agreement may be executed in any number of counterparts, each of which, shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument.  The descriptive headings of the Paragraphs of this Agreement are inserted for convenience only, do not constitute a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

Please confirm that the foregoing correctly sets forth our agreement by signing below in the space provided and returning this Agreement to Greentree for execution, which shall constitute a binding agreement as of the date first above written.

Thank you.  We look forward to a mutually rewarding relationship.

GREENTREE FINANCIAL GROUP, INC.

/s/ R. Chris Cottone
Name: R. Chris Cottone
Title:   Vice-President

AGREED TO AND ACCEPTED
AS OF May 5, 2008

MURALS BY MAURICE, INC.

/s/ Maurice Katz
Name: Maurice Katz
Title:   President

EXHIBIT A: INDEMNIFICATION

The Company agrees to indemnify Greentree, its employees, directors, officers, agents, affiliates, and each person, if any, who controls it within the meaning of either Section 20 of the Securities Exchange Act of 1934 or Section 15 of the Securities Act of 1933 (each such person, including Greentree is referred to as "Indemnified Party") from and against any losses, claims, damages and liabilities, joint or several (including all legal or other expenses reasonably incurred by an Indemnified Party in connection with the preparation for or defense of any threatened or pending claim, action or proceeding, whether or not resulting in any liability) ("Damages"), to which such Indemnified Party, in connection with providing its services or arising out of its engagement hereunder, may become subject under any applicable Federal or state law or otherwise, including but not limited to liability or loss (i) caused by or arising out of an untrue statement or an alleged untrue statement of a material fact or omission or alleged omission to state a material fact necessary in order to make a statement not misleading in light of the circumstances under which it was made, (ii) caused by or arising out of any act or failure to act, or (iii) arising out of Greentree's engagement or the rendering by any Indemnified Party of its services under this Agreement; provided, however, that the Company will not be liable to the Indemnified Party hereunder to the extent that any Damages are found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Indemnified Party seeking indemnification hereunder.

These indemnification provisions shall be in addition to any liability which the Company may otherwise have to any Indemnified Party.

If for any reason, other than a final non-appealable judgment finding an Indemnified Party liable for Damages for its gross negligence or willful misconduct the foregoing indemnity is unavailable to an Indemnified Party or insufficient to hold an Indemnified Party harmless, then the Company shall contribute to the amount paid or payable by an Indemnified Party as a result of such Damages in such proportion as is appropriate to reflect not only the relative benefits received by the Company and its shareholders on the one hand and the Indemnified Party on the other, but also the relative fault of the Company and the Indemnified Party as well as any relevant equitable considerations.

Promptly after receipt by the Indemnified Party of notice of any claim or of the commencement of any action in respect of which indemnity may be sought, the Indemnified Party will notify the Company in writing of the receipt or commencement thereof and the Company shall have the right to assume the defense of such claim or action (including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of fees and expenses of such counsel), provided that the Indemnified Party shall have the right to control its defense if, in the opinion of its counsel, the Indemnified Party's defense is unique or separate to it as the case may be, as opposed to a defense pertaining to the Company.  In any event, the Indemnified Party shall have the right to retain counsel reasonably satisfactory to the Company, at the Company's sole expense, to represent it in any claim or action in respect of which indemnity may be sought and agrees to cooperate with the Company and the Company's counsel in the defense of such claim or action.  In the event that the Company does not promptly assume the defense of a claim or action, the Indemnified Party shall have the right to employ counsel to defend such claim or action. Any obligation pursuant to this Annex shall survive the termination or expiration of the Agreement.